Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

1847 HOLDINGS LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares	457(c)	3,437,210	$0.187	$642,758.27	0.00015310	$$98.40
Fees to Be Paid	Equity	Common Shares issuable upon exercise of warrants	457(c)	476,793,980	$0.187	$89,160,474.26	0.00015310	$13,650.47
	Total Offering Amounts					$89,803,232.46		$13,748.87
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$13,748.87

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is also registering hereunder an indeterminate number of common shares that may be issued and resold resulting from share splits, share dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common shares reported on NYSE American on February 12, 2025.